FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

to

ANNUAL REPORT

of

QUEENSLAND TREASURY CORPORATION

(registrant)

a Statutory Corporation of

THE STATE OF QUEENSLAND, AUSTRALIA

(coregistrant)

(names of registrants)

Date of end of last fiscal year:

June 30, 2008

SECURITIES REGISTERED

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
Global A$ Bonds Medium-Term Notes	A$14,003,000,000 US$ Nil	None (1) None (1)

(1) This Form 18-K/A is being filed voluntarily by the registrant and coregistrant.

Names and address of persons authorized to receive notices and communications on behalf of the registrants from the Securities and Exchange Commission:

Hon. John Olsen

Australian Consulate-General

150 East 42nd Street, 34th Floor

New York, New York 10117-5612

EXPLANATORY NOTE

The undersigned registrants hereby amend the Annual Report filed on Form 18-K for the above-noted fiscal year by attaching hereto as Exhibit (c)(xx) Queensland’s Annual Economic Report for the year ended June 30, 2009 and as Exhibit (c)(xxi) Queensland’s Report on State Finances for the year ended June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Brisbane, Australia on the 1st day of December, 2009.

QUEENSLAND TREASURY CORPORATION

By:	/s/ Stephen Rochester
	Name:	Stephen Rochester
	Title:	Chief Executive

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Brisbane, Australia on the 1st day of December, 2009.

GOVERNMENT OF QUEENSLAND

By:	/s/ Andrew Fraser
	Name:	The Honourable Andrew Fraser MP
	Title:	Treasurer

INDEX TO EXHIBITS

Exhibit (c)(xx)-         Queensland’s Annual Economic Report for the year ended June 30, 2009.

Exhibit (c)(xxi)-        Queensland’s Report on State Finances for the year ended June 30, 2009.